Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-183057, as amended and 333-63865, as amended) of First Community Bankshares, Inc. of our report dated March 3, 2022, with respect to the consolidated financial statements of First Community Bankshares, Inc. as of December 31, 2021 and for each of the two years in the period ended December 31, 2021, which report appears in this Annual Report on Form 10-K.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Charlotte, North Carolina

February 22, 2023